UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 27, 2009

NCR CORPORATION

(Exact Name of Registrant Specified in Charter)

Commission File Number 001-00395

Maryland	31-0387920
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

1700 S. Patterson Blvd.

Dayton, Ohio 45479

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (937) 445-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240, 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240, 13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Named Executive Officer

On Tuesday, January 27, 2009, Malcolm Collins resigned from his position with NCR Limited (the “Company”), a wholly-owned subsidiary of NCR Corporation, as Senior Vice President, Global Sales and Marketing. In connection with the resignation, the Company, its affiliates, and Mr. Collins entered into a confidential Compromise Agreement on January 27, 2009. The material terms of such agreement, which is based on U.K. law and standard practices in the U.K. where Mr. Collins resides, provide: (i) Mr. Collins will remain employed by the Company until February 28, 2009 (the “Termination Date”), and will be available as-needed from February 1, 2009 through March 31, 2009, to assist with transitioning his duties; (ii) within ten days of the Termination Date, the Company will pay Mr. Collins the amount of £123,133, which represents three months of base salary and three months of the pro-rated 2009 target bonus under the Company’s Management Incentive Plan; (iii) within twenty-eight days of the Termination Date, the Company will pay to Mr. Collins the sum of £169,675 for loss of employment, £173,762, for the amount Mr. Collins would have earned in 2008 based on actual performance under the Company’s Management Incentive Plan, and £30,000 for Mr. Collin’s agreement to certain confidentiality and post-termination restrictions; (iv) if Mr. Collins were to breach the terms of such confidentiality and post-termination restrictions, Mr. Collins would be required to repay to the Company the amount representing payment for loss of employment; and (v) the Company will provide private medical insurance benefits to Mr. Collins and his dependents for a period of up to one year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCR Corporation

Dated: January 27, 2009	By:	/s/ Nelson F. Greene
Nelson F. Greene
Assistant Secretary